Exhibit 10.2
Execution Version
EMPLOYMENT AGREEMENT
     EMPLOYMENT AGREEMENT (the “Agreement”) by and between, AmerUs Group Co., an Iowa corporation (the “Company,” which term shall also refer to the surviving corporation and any successor thereto after consummation of the merger discussed below) and Gregory D. Boal (the “Executive”), dated as of the 12th day of July, 2006.
     WHEREAS, the Executive is currently serving as the Executive Vice President and Chief Investment Officer;
     WHEREAS, on the date hereof, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Aviva plc, a company incorporated under the laws of England and Wales (“Parent”) and Parent Acquisition Corporation, an Iowa corporation and an indirect wholly owned subsidiary of Parent (“Parent Sub”), pursuant to which, at the Effective Time, Parent Sub will be merged with and into the Company, with the Company continuing as the surviving corporation to the merger, in accordance with the terms of the Merger Agreement (the “Merger”);
     WHEREAS, the Company, Parent and the Executive each desire to provide for the Executive’s continued employment by the Company following the Effective Time;
     WHEREAS, this Agreement is conditional upon consummation of the Merger; and
     WHEREAS, unless specified otherwise, capitalized terms used herein without definition shall have the meanings assigned thereto in the Merger Agreement.
     NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties agree as follows:
          1.   Agreement to Continue Employment; Term of Employment. (a) Subject to, and effective as of the Effective Time of, the consummation of the Merger pursuant to the Merger Agreement, the Company hereby agrees to continue the employment of the Executive, and the Executive hereby agrees to such continued employment, in each such case, on the terms and conditions provided herein. In the event that the Merger is not consummated, the terms of this Agreement shall be null, void and of no effect ab initio.
               (b)   The “Term of Employment” under this Agreement (except as otherwise provided in Section 20(a) hereof) and the employment of the Executive by the Company hereunder shall initially be for a period commencing on the Closing Date, which shall be the “Effective Date” of this Agreement, and ending on the earlier of (i) the third anniversary of the Effective Date (the “Third Anniversary Date”) or (ii) the Date of Termination (as defined herein); provided, however, that, if the Term of Employment has not ended by the Third Anniversary Date, then, commencing on the Third Anniversary Date, and on each anniversary of the Third Anniversary Date, the Term of Employment shall automatically be extended for one additional year, unless (i) not later than ninety (90) days prior to the relevant anniversary (which may include, for avoidance of doubt, the Third Anniversary Date), the Company shall have given notice not to extend the Term of Employment or (ii) not later than one hundred and twenty (120) days prior to the relevant anniversary, the Executive shall have given notice not to extend the Term of Employment. Notice of non-renewal by the Company shall be treated as a termination without “Cause” (as defined herein) as of the end of the then Term of Employment.
          2.   Nature of Duties. During the Term of Employment, the Executive shall initially serve as Executive Vice President and Chief Investment Officer and shall have such duties and responsibilities as may be determined by the Board of Directors of the Company (the “Board”) or the Chief Executive Officer of the Company (the “Chief Executive Officer”), from time to time. During the Term of Employment, and subject to periods of vacation and incapacity, the Executive agrees to devote substantially his full attention, business time and efforts to the business and affairs of the Company and to discharge the responsibilities reasonably assigned to the Executive hereunder. During the Term of Employment, it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees and (B) deliver lectures, fulfill speaking engagements or teach at educational institutions, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement; provided that service on any corporate boards beyond those on which the Executive currently serves shall require the prior written approval of the Chief Executive Officer. The Executive shall serve as an executive for any Affiliate (as defined herein) as requested, from time to time, by the Chief Executive Officer without additional compensation.
          3.   Place of Performance. The Executive shall be based at the principal executive offices of the Company, except for required business travel.
          4.   Compensation.
               (a)   Annual Base Salary. During the Term of Employment, the Executive shall receive an annual base salary at least equal to four hundred and seventy five thousand Dollars ($475,000) (as increased, the “Annual Base Salary”), which shall be paid in conformity with the Company’s payroll policies relating to salaried employees. The Executive shall be eligible for periodic salary increases, but not decreases, as determined in the good faith discretion of the Chief Executive Officer, in accordance with Parent procedures regarding compensation reviews. In determining whether to make such an increase, the Chief Executive Officer shall take into account market comparisons and the Executive’s individual performance. The Annual Base Salary, as it may be increased by the Chief Executive Officer (in accordance with Parent procedures regarding compensation reviews), shall apply for each year during the Term of Employment. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement.
               (b)   Annual Bonus. For each calendar year during the Term of Employment, the Executive shall be eligible to participate in such bonus programs as are available to senior executives of the Company, including as further described in this Section 4(b) with regard to the 2006-2009 calendar years. During the 2006 calendar year the Executive shall continue to participate in the annual incentive plan in which he participates immediately prior to the date of this Agreement and, with respect to the 2006 calendar year, he shall receive an actual bonus which shall be no less than his target bonus. Thereafter, the aggregate targeted payout level for achievement of the Executive’s annual incentive performance objectives shall be no less than seventy five percent (75%) of the Executive’s Annual Base Salary for such calendar year, with the maximum payout being twice such percentage of the Executive’s Annual Base Salary and a minimum payment of zero percent (0%) of the Executive’s Annual Base Salary. During 2007 through 2009 calendar years, the terms and conditions of such bonus opportunities shall be established by the Group Executive Director of Parent International (the “Group Executive Officer”) in good faith in consultation with the Chief Executive Officer in a manner such that seventy percent (70%) of the performance targets shall be based on business measures (including, without limitation, financial, customer and employee key performance indicators and delivery of integration synergies), and thirty percent (30%) of the performance targets shall be based on personal performance measures. Except as otherwise expressly provided herein, the terms and conditions of the Executive’s annual bonus (including, without limitation, determination of the level of achievement of business and personal performance targets) shall be determined in the good faith discretion of the Group Executive Director; provided that such targets set for payment shall be determined by the Group Executive Director in consultation with the Chief Executive Officer. No bonus payment shall be required to be made with respect to a calendar year in which the Executive is not employed on the payment date or with respect to a calendar year in which the applicable performance targets are not met, except as otherwise provided herein. Each such annual bonus which becomes payable (the “Annual Bonus”) shall be paid no later than seventy-four (74) days after the calendar year for which the Annual Bonus is awarded.

               (c)   Long-Term Incentive Plan. The Executive shall participate, during the Term, in Parent’s long-term incentive plan. Each March, a long-term incentive award will be made to the Executive, a portion or all of which shall vest on the third anniversary of its grant, based on attainment of performance goals and the Executive’s continued employment on the vesting date, except as otherwise provided herein. The value of the long-term incentive award granted to the Executive each March shall be equal as of the date of grant to no less than two hundred and twenty five percent (225%) of the Executive’s Annual Base Salary. The long-term incentive award shall be denominated in Parent phantom stock units (which shall have an aggregate fair market value as of the date of grant equal to the long-term incentive award, converted into United Kingdom pound sterling at the exchange rate listed in the Wall Street Journal (or, if not so listed, a comparable publication) on the date of grant and divided by Parent’s ordinary share closing price on the primary stock exchange on which it is traded on the date of grant). The phantom stock units shall be adjusted to reflect any stock split or recapitalization of Parent or other similar event. Seventy-five percent (75%) of the performance measure shall be based on long-term business measures established in good faith by the Group Executive Director in consultation with the Chief Executive Officer (such as growth in the embedded value of the business of Parent in the United States) and twenty five percent (25%) of the performance measure shall be based on Parent Group ROCE/ROEV targets, in each case, with targets established in good faith by the Group Executive Director in consultation with the Chief Executive Officer. Except as otherwise expressly provided herein, the terms and conditions of the Executive’s long-term incentive bonus (including, without limitation, determination of the level of achievement of performance targets) shall be determined in the good faith discretion of the Group Executive Director. For each phantom stock unit that vests, the Executive shall receive a cash payment in United States currency equal to the fair market value of a Parent share on the date of payment converted into United States currency at the exchange rate listed in the Wall Street Journal (or, if not so listed, a comparable publication) on the date of grant. Payment shall be made no later than seventy-four (74) days after the end of the performance period with respect to which the payment is made. The performance periods shall commence January 1 and end on December 31.
               (d)   Retention Bonuses. As consideration for the Executive’s continued provision of services following the Merger as provided herein (and in light of the importance of such continued services to the Company and Parent, and the additional responsibilities, duties and time commitments that will arise as a result of the Merger, including, without limitation, additional duties related to the integration of Parent’s United States businesses) and as consideration for the Executive’s agreement to the restrictive covenant contained in Section 10(a) hereof, the Executive shall receive the following retention bonus opportunities:
                    (i) The First Retention Bonus. If the Executive remains continuously employed until the first anniversary of the Effective Date or if the Executive’s employment is terminated prior to the first anniversary of the Effective Date by the Company without “Cause” or for “Disability,” or by the Executive with “Good Reason” (as those terms are defined herein) or as a result of the Executive’s death, the Company shall pay the Executive three million one hundred and ninety four thousand four hundred and thirty four Dollars ($3,194,434) (the “First Retention Bonus”), in a cash lump sum, subject to Section 15 hereof, within five (5) days following the earliest of the first anniversary of the Effective Date or such Date of Termination (as defined herein). Notwithstanding the foregoing, if prior to the first anniversary of the Effective Date, while the Executive is employed by the Company, there is a “Change of Control” (as defined below), the Company shall pay the Executive, in a cash lump sum within five (5) days following the Change of Control (other than the Merger), an amount equal to the First Retention Bonus described in this Section 4(d)(i). For purposes of this Agreement a “Change of Control” shall be a change, after the Merger, in ownership or effective control of the Company or Parent within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); provided, however, that no Change of Control of the Company shall have occurred unless a “person” (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and used in Sections 13(d) and 14(d) of the Exchange Act, and excluding for this purpose, (A) the Company or any Affiliate of the Company, or (B) any employee benefit plan of the Company or any Affiliate of the Company, or any person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan which acquires beneficial ownership of voting securities of the Company) becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of at least fifty percent (50%) of the out-

standing voting power with regard to the election of directors or common shares of the Company or of the assets of the Company. For purposes of this Agreement, the term “Affiliate” means, with respect to the Company, any other entity that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, such entity. For purposes of this definition, “Control” (including the terms “Controlled by” and “under common Control with”) means possession of the power to direct or cause the direction of the management or policies of an entity, whether through the ownership of stock, as trustee or executor, by contract or otherwise. For the avoidance of doubt, in no event shall more than one First Retention Bonus be paid under this Agreement.
                    (ii) The Second Retention Bonus. If the Executive remains continuously employed by the Company until the Third Anniversary Date the Company shall pay the Executive, in a cash lump sum within five (5) days following such Third Anniversary Date, one million nine hundred and eighty seven thousand six hundred and eighty seven Dollars ($1,987,687) (the “Second Retention Bonus,” together with the First Retention Bonus, the “Retention Bonus”). If the Executive’s employment is terminated prior to the Third Anniversary Date by the Company without “Cause” or for “Disability,” or by the Executive with “Good Reason” (as those terms are defined herein) or as a result of the Executive’s death, the Company shall pay the Executive, in a cash lump sum within fifteen (15) days following the Date of Termination, subject to Section 15, an amount equal to the product of (A) the Second Retention Bonus and (B) a fraction, the numerator of which is the number of days the Executive was employed between, and including, the Effective Date and the Date of Termination and the denominator of which is 1095.
               (e)   Tax-qualified Retirement Plans. During 2006, the Executive shall continue to participate in the Company’s Savings and Retirement Plan. For at least twenty-four (24) months following the Effective Date, the Executive shall participate in a defined contribution retirement plan the terms of which shall be at least as favorable to the Executive as the terms in the Company’s Savings and Retirement Plan as of the date of this Agreement.
               (f)   Unqualified Retirement Plans. For at least twenty-four (24) months following the Effective Date, the Executive shall continue to participate in the Company’s Supplemental Executive Retirement Plan and the Company’s Excess Benefit Plan, or in successor plans, the terms of which shall be at least as favorable to the Executive as the existing terms in such Company plans. To further assure payments of the plan benefits, the Company will make contributions to any “rabbi trusts” associated with such plans to the extent consistent with the Company’s funding practice prior to the date of this Agreement.
               (g)   Other Benefits. During the Term, the Executive (i) shall be entitled to participate in all employee benefit plans which are generally available to the Company’s senior executives (subject to, and on a basis consistent with, the terms, conditions and overall administration of such plans, programs and arrangements); and (ii) shall receive health insurance programs, executive medical benefits, sick pay, life insurance and accidental death and dismemberment benefits (collectively, “Welfare Benefits” and together with the benefits provided under the foregoing clause (i), the “Benefits”) which are generally available to other senior executives of the Company; provided that, for at least twenty-four (24) months following the Effective Date, the aggregate benefits and compensation opportunities provided to the Executive pursuant to this Section 4 (disregarding, for this purpose, Section 4(d)) shall be at least as favorable as the aggregate compensation and employee benefits provided to the Executive immediately prior to the date of this Agreement.
               (h)   Fringe Benefits. During the Term of Employment, the Executive shall be entitled to the following fringe benefits: an automobile allowance (which automobile allowance shall be ten thousand Dollars ($10,000) per year, paid in equal monthly installments) and expenses related to an annual physical, in each case, in line with the Executive’s historical practices, use of a Company laptop and cell phone and payment of related expenses.

               (i)   Reimbursement for Expenses. During the Term of Employment, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the Company’s policies, practices and procedures.
               (j)   Vacation. During the Term of Employment, the Executive shall be entitled to no less than four (4) weeks paid vacation annually in accordance with the plans, policies, programs and practices of the Company as in effect for the Executive immediately prior to the Effective Date.
               (k)   Insurance; Indemnification. During the Term of Employment and thereafter while the Executive could have any liability, the Executive shall be an insured party in any liability insurance policy (including any director and officer liability policy) maintained by the Company for its directors and/or senior executive officers. In addition, the Company shall, as set forth in its respective charter and/or by-laws, or in a separate indemnification agreement, indemnify the Executive to the fullest extent permitted under applicable law.
               (l)   Outplacement Services. Upon termination of the Executive’s employment during the Term of Employment by the Company without Cause (as defined herein) or by the Executive for Good Reason (as defined herein), the Company shall provide the Executive with outplacement services suitable to his position (but at a cost not exceeding ten thousand Dollars ($10,000) in the aggregate) for a period of up to twelve (12) months from a vendor reasonably designated by the Executive.
          5.   Termination of Employment.
               (a)   Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Term of Employment. If the Executive incurs a Disability during the Term of Employment (pursuant to the definition of Disability set forth below), the Company may give to the Executive written notice of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the thirtieth (30th) day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the thirty (30) days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the inability of the Executive to perform his material duties with the Company on a full-time basis for one hundred eighty (180) consecutive days as a result of incapacity due to mental or physical illness. Until such termination, the Executive shall continue to receive his full compensation and benefits.
               (b)   By the Company.
          (i)   Without Cause. The Company may terminate the Executive’s employment during the Term of Employment without Cause in compliance with Sections 5(d) and 5(e).
          (ii)   For Cause. The Company, acting by its Chief Executive Officer (subject to the last paragraph of this Section 5(b)) may terminate the Executive’s employment during the Term of Employment for Cause in compliance with Sections 5(d) and 5(e) and this Section 5(b)(ii). For purposes of this Agreement, “Cause” shall mean:
          (1)   the Executive’s conviction of, or plea of nolo contendere to, any felony (other than vicarious liability which results solely from Executive’s position with the Company, provided that Executive did not know, or should not have known, of any act or failure to act upon which such conviction or plea is based, or knew, but acted on the advice of Company counsel);
          (2)   the Executive’s willful misconduct with regard to the Company having a material and demonstrable adverse effect on the Company;

          (3)   the Executive’s willful failure to attempt in good faith to perform the services to be rendered hereunder (except in the event of the Executive’s incapacity due to mental or physical illness) after receipt of written notice from the Board or the Chief Executive Officer and a reasonable opportunity for the Executive to cure such willful non-performance; or
          (4)   the Executive’s failure to adhere to, or take affirmative steps to carry out, any legal and proper directive of the Board or the Chief Executive Officer, after receipt of written notice from the Board or the Chief Executive Officer and a reasonable opportunity to cure such non-adherence or failure to act.
The termination of Executive’s employment shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a written determination provided by the Group Executive Director (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Group Executive Director), finding that, in the good faith opinion of the Group Executive Director, the Executive is guilty of the conduct described in subparagraph (1), (2), (3) or (4) above, and specifying the particulars thereof in reasonable detail. For purposes of this Agreement, any act, or failure to act, on the Executive’s part shall not be considered willful if done, or omitted to be done, by the Executive in good faith and in the reasonable belief that the Executive’s act or failure to act was in the Company’s best interests. Any act, or failure to act, based upon authority granted pursuant to a duly adopted Board resolution or advice of Company counsel shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the Company’s best interests.
               (c)   By the Executive.
          (i)   Without Good Reason. The Executive may terminate employment under this Agreement by giving written Notice of Termination (as defined below) to the Company no less than thirty (30) days prior to such termination, unless such termination is pursuant to Section (5)(c)(ii) below, or the Company elects to waive or reduce such notice requirement.
          (ii)   With Good Reason. The Executive’s employment may be terminated by the Executive for Good Reason. For purposes of this Agreement, “Good Reason” shall mean:
          (1)   a diminution in Executive’s level of title or a change in reporting such that the Executive reports to an executive below the level of the Chief Executive Officer and/or the President of the Company;
          (2)   a decrease in Annual Base Salary, or Annual Bonus or LTIP opportunities below the amounts (or level of participation) specified in Sections 4(a), 4(b) and 4(c), respectively;
          (3)   any material diminution of aggregate benefits described in Sections 4(e)-4(l) of this Agreement;
          (4)   prior to the Third Anniversary Date, the relocation of the Executive’s principal place of employment to a location other than the Des Moines, Iowa metropolitan area;
          (5)   any material breach by the Company of this Agreement, which shall include, but not be limited to, any breach of Section 2 hereof; or
          (6)   any failure by the Company to comply with and satisfy Section 18(c) of this Agreement.

The termination of the Executive’s employment by the Executive shall not be deemed to be for Good Reason unless and until the Executive shall have delivered to the Company written notice of his or her election to terminate for Good Reason, which notice must be delivered within ninety (90) days of the Executive becoming aware of the facts or circumstances claimed to provide the basis for such termination and otherwise comply with Sections 5(d) and 5(e), and the Company fails to cure such facts and circumstances to the reasonable satisfaction of the Executive within twenty (20) days following receipt of such notice.
               (d)   Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 20(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’ s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.
               (e)   Date of Termination. “Date of Termination” means the date the Executive’s employment with the Company terminates.
          6.   Obligations of the Company upon Termination.
               (a)   Severance Benefits. Subject to Section 6(e) hereof, if, during the Term of Employment, the Company terminates the Executive’s employment other than for Cause or Disability or the Executive shall terminate employment for Good Reason:
          (i)   subject to Section 15 hereof, within thirty (30) days after the Date of Termination (other than in the case of Section 6(a)(i)(5) and (6) below), the Company shall pay to the Executive a cash lump sum equal to the sum of: (1) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid; (2) any bonus earned during the prior calendar year but not yet paid to Executive; (3) any accrued but unused vacation in accordance with the Company’s policies; (4) any incurred but unreimbursed business expenses in accordance with Company policy; (5) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon, in each case, subject to the terms and conditions of the deferral plan or agreement); and (6) any Retention Bonus (or portion thereof) due pursuant to Section 4(d) hereof and paid at such time as provided in such section (the amounts and benefits described in (1)-(6) above shall be hereinafter referred to as the “Accrued Obligations”). In addition, subject to Section 15 hereof, the Company shall pay the Executive within thirty (30) days of the Date of Termination, the product of (x) the full target annual bonus with respect to the calendar year in which the Date of Termination occurs (the “Relevant Calendar Year”) and (y) a fraction, the numerator of which is the number of days in the Relevant Calendar Year that have elapsed as of the Date of Termination and the denominator of which is 365 (the “Pro Rata Bonus”);
          (ii)   subject to Section 15 hereof, within thirty (30) days after the Date of Termination, the Company shall pay to the Executive a cash lump sum equal to his Annual Base Salary then in effect (disregarding any reductions thereof that formed the basis of the Executive’s termination for Good Reason); provided that, if the Executive’s termination is In Contemplation (as defined below) of, or within two (2) years after, a Change of Control, then the Executive shall be entitled to payment in the amount of two (2) times his Annual Base Salary then in effect. For purposes of this Agreement, a termination of employment “In Contemplation” of a Change in Control shall mean a termination of employment by the Company other than for Cause or Disability or by the Executive for Good Reason within the period ending on a Change of Control and commencing ninety (90) days prior to (1) the execution of an agreement, which if consummated would result in a Change of Control; provided that a Change of Control, whether as a result of that agreement or otherwise, occurs within six (6) months of the execution of such agreement or (2) the commencement of a tender offer or its equivalent and a Change of Control occurs within six (6) months thereafter, whether as a result of the tender offer or otherwise;
          (iii)   subject to Section 15 hereof, within thirty (30) days after the Date of Termination, the Company shall pay to the Executive a cash lump sum equal to the Executive’s target annual bonus for the year of termination; provided that, if the Executive’s termination is In Contemplation of, or within two (2) years after, a Change of Control, the Executive shall be entitled to payment in the amount of two (2) times his target annual bonus for the year of termination;
          (iv)   subject to Section 15 hereof, the Company shall pay to the Executive when amounts are otherwise due, an amount equal to each of the Executive’s long-term incentive plan awards made pursuant to Section 4(c) hereof based on the extent of actual achievement of the goals at the end of the relevant performance period, multiplied by a fraction, the numerator of which is the number of days the Executive was employed between, and including, the date of such award and the Date of Termination and the denominator of which is 1095;
          (v)   subject to Section 15 hereof, the Company shall continue to provide the Executive with the Benefits provided to the Executive immediately prior to the Date of Termination for a period of twelve (12) months following the Date of Termination (or twenty-four (24) months in the event of a termination In Contemplation of, or within two (2) years after, a Change of Control); provided that, to the extent that the Company is unable to continue such Benefits because of underwriting on the plan term or if such continuation would violate Code Section 105(h), the Company shall provide the Executive with economically equivalent benefits determined on an after-tax basis (to the extent such benefit was non-taxable) to the Executive; provided, further, that Benefits otherwise receivable by the Executive pursuant to this section shall be reduced to the extent benefits of the same type are received by the Executive during the Executive’s period of extended coverage; and
          (vi)   to the extent not theretofore paid or provided, the Company shall timely pay or provide, subject to Section 15 hereof, to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company, as well as any other amounts or rights that become due under Sections 4(k), 4(l), 13, 14 and 15 of this Agreement, (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).
               (b)   Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Term of Employment, the Company shall pay or provide the Executive his Accrued Obligations, his Pro-Rata Bonus and the Other Benefits. Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a cash lump sum within thirty (30) days of the Date of Termination.
               (c)   Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Term of Employment, the Company shall pay or provide the Executive, the Accrued Obligations, his Pro-Rata Bonus and the Other Benefits. Subject to Section 15 hereof, Accrued Obligations shall be paid to the Executive in a cash lump sum within thirty (30) days of the Date of Termination.
               (d)   Cause; Other than for Good Reason. If the Executive’s employment shall be terminated for Cause during the Term of Employment or if Executive terminates his employment during the Term of Employment (excluding a termination for Good Reason), the Company shall pay his Accrued Obligations and his Other Benefits.

               (e)   Release. The Executive’s right to receive any payment of any amount or provision of any benefit under Section 6 hereof (other than payments due to the Executive’s death), shall be conditioned upon the Executive’s execution of a binding and complete release of the Company and its Affiliates and related parties substantially in the form attached hereto as Exhibit A, and expiration of any waiting periods contained in such release.
          7.   Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.
          8.   Entire Agreement. This Agreement among the Executive, the Company and Parent contains the sole and entire agreement and understanding of the parties with respect to the subject matters contained herein, and the parties agree that this Agreement will supersede the Supplemental Benefit Agreement, between the Company and the Executive (the “Supplemental Benefit Agreement”), except for the terms and provisions specifically incorporated herein by reference, and that the Supplemental Benefit Agreement (but not such incorporated terms and provisions) will be rendered null and void upon the satisfaction of the following two conditions: (a) the Merger is consummated and (b) this Agreement is fully executed.
          9.   Confidentiality; Cooperation with Regard to Litigation.
               (a)   While employed by the Company and thereafter, the Executive shall not, without the prior written consent of the Company, disclose to anyone (except in good faith in the ordinary course of business) or make use of any Confidential Information (as defined below) except in the performance of his duties hereunder, or when required to do so by legal process by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) or judicial authority that requires him to divulge, disclose or make accessible such Confidential Information. In the event that the Executive is so ordered, he shall give prompt written notice to the Company to allow the Company the opportunity to object to or otherwise resist such order.
               (b)   “Confidential Information” shall mean all information concerning the business of Parent or any Subsidiary (as defined below) relating to any of their products, product development, trade secrets, customers, suppliers, finances, and business plans and strategies. Excluded from the definition of Confidential Information is information that is or becomes part of the public domain, other than through the breach of this Agreement.
               (c)   “Subsidiary” shall mean any corporation controlled directly or indirectly by Parent, including the Company and its subsidiaries.
               (d)   While employed by the Company and thereafter, the Executive agrees to cooperate with the Company by making himself reasonably available to testify on behalf of Parent or any Subsidiary in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist Parent or any Subsidiary in any such action, suit, or proceeding by providing information and meeting and consulting with representatives of or counsel to Parent or any Subsidiary, as reasonably requested with regard to matters that relate to the Executive’s employment period with the Company; provided, however, that the same does not materially interfere with the Executive’s then current professional activities, does not involve a conflict between the Executive and Parent or any Subsidiary and would not cause a violation of any court order or governmental requirement. The Company agrees to reimburse the Executive, on an after-tax basis, for all reasonable expenses actually incurred in connection with his provision of testimony or assistance, including reasonable legal fees.

               (e)   Upon any termination of the Executive’s employment, he shall immediately surrender to the Company all notes and memoranda of any Confidential Information and all documents relating to the business affairs of the Company, together with any other property belonging to the Company. The Executive may retain his rolodex and other address books (electronic or otherwise).
          10.   Non-competition and Non-solicitation.
               (a)   While employed by the Company or any Affiliate and during the Applicable Restricted Period (as defined below), the Executive shall not engage in Competition with the Company or any Affiliate. “Competition” shall mean engaging in any activity, except as provided below, for a Competitor of the Company or any Affiliate, whether as an employee, consultant, principal, agent, officer, director, partner, shareholder (except as a less than five percent (5%) shareholder of a publicly traded company) or otherwise (together “Employment”). A “Competitor” shall mean any corporation or other entity that competes with the life insurance or annuity business conducted by the Company or any Affiliate thereof, as well as any asset manager, provided that any asset manager with less than $5 billion under management shall not be deemed a Competitor solely as a result of the asset management business; and provided further that, after the termination of the Executive’s employment with the Company, “Competitor” shall only mean (in addition to asset management as provided above) entities that are considered to be or likely to become in the subsequent three (3) years a significant competitor in the life insurance or annuity business as generally recognized by industry experts at the time the Executive becomes involved with the activities. In addition, after the Date of Termination, the Executive may be employed by, or otherwise associated with, noncompeting portions of the competing entity so long as he does not directly or indirectly oversee, manage or contribute to the competing activities of the Competitor. The Executive shall not be deemed to be indirectly overseeing, managing or contributing to the Competitor’s activities which are competitive with the activities of the Company or any subsidiary thereof so long as he does not participate in any material discussions with regard to the conduct of, or take any act intended to facilitate the success of, the competing business. Except as provided above with respect to asset management, a Competitor shall not include any entity in the financial products or services business (e.g., asset management) that is not also in the life insurance or annuity business or for which life insurance or annuities represent less than five percent (5%) of its revenues for the fiscal year prior to the Date of Termination.
               (b)   Notwithstanding the foregoing Section 10(a), in the event the Executive desires to accept Employment with a Competitor which, in the Executive’s reasonable judgment, competes with an insignificant portion of the business conducted by the Company or any Affiliate, the Executive shall have the right, prior to accepting such Employment, to submit a written request to the Group Executive Director for a limited waiver of the Company’s right to enforce the provisions of this Section 10. If the Group Executive Director determines, in his good faith reasonable judgment, that the Executive’s proposed Employment with the Competitor would not result in more than an insignificant level of competition with the business conducted by the Company or any Affiliate at either the time such request is made or in the then foreseeable future, the Group Executive Director shall grant the Executive the requested waiver.
               (c)   While employed by the Company or any Affiliate thereof and during the Applicable Restricted Period, other than in the performance of his duties, the Executive shall not solicit, induce or hire any non-clerical/non-secretarial employee of the Company or any Affiliate or assist any person, corporation or other entity in doing so, nor shall the Executive solicit or encourage any person, corporation or other entity in a business relationship, directly or indirectly, with the Company or an Affiliate, as the case may be, to terminate or diminish their relationship with the Company or Affiliate or to violate any agreement with any of them. The foregoing shall not prohibit the Executive from serving as a reference or from general advertising not specifically targeted at the foregoing.
               (d)   Non-Interference with Customers. The Executive agrees that, during the Applicable Restricted Period, he will not on a specific targeted basis because of such person’s or entity’s prior relationship with the Company canvas, solicit, approach (or cause to be so canvassed, solicited or approached), do (or attempt to do) business with, or otherwise interfere with the Company’s business relationships with, any person or entity that was a customer or client (or prospective customer or client) of the Company at any time during the twelve (12) months immediately prior to the Executive’s Date of Termination.
               (e)   The Executive’s compliance with the non-competition and non-solicitation provisions of this Section 10 shall be deemed compliance with any other non-competition or non-solicitation provision agreed to between the Executive and the Company.
               (f)   For purposes of this Section 10, the term “Applicable Restricted Period” means, in the event of any termination of the Executive’s employment during the Term of Employment, the twelve (12) month period immediately following the Date of Termination, provided that the Executive is in timely receipt of all compensation payable hereunder.
          11.   Full Settlement; No Mitigation; No Offset. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. Except as otherwise provided in Section 6(e)(iv), in the event of any termination of employment, the Executive shall be under no obligation to seek other employment, and amounts due the Executive under this Agreement shall not be offset by any remuneration attributable to any subsequent employment that he may maintain other than substantially comparable welfare benefits provided by a new employer.
          12.   Injunctive Relief. The Executive acknowledges that a breach or threatened breach of Sections 9 or 10 would cause irreparable injury and that money damages would not provide an adequate remedy for the Company; provided, however, the foregoing shall not prevent the Executive from contesting the issuance of any such injunction on the ground that no violation or threatened violation of Sections 9 or 10 has occurred.
          13.   Gross-up Payment. Notwithstanding any other provision hereof, Section 6(b) of the Supplemental Benefit Agreement shall remain in full force and effect and shall be incorporated herein as if set out in full herein. As incorporated herein, the term “Payment” in said Section 6(b) shall apply to any payment or benefit received or to be received by the Executive from the Company, Parent, or a third party acquirer, or by an Affiliate of the Company, Parent or the third party acquirer in connection with any transaction or event that constitutes a change in the ownership or effective control of the Company or Parent or a change in the ownership or a substantial portion of the assets of the Company or Parent under Code Section 280G (a “280G Transaction”), including the Merger or a 280G Transaction after the Merger. If any such Payment is subject to the excise tax imposed by Section 4999 of the Code, the Company shall pay to the Executive a “Gross-Up Payment” (as defined in said Section 6(b)) in accordance with said Section 6(b), provided that said Section 6(b) shall be interpreted to fully comply with the Sarbanes-Oxley Act and Section 409A of the Code. With regard to the Merger, the Company has designated Deloitte & Touche under such Section 6(b) (which shall be retained by Parent and report to the Group Executive Director).
          14.   Legal Fees. To the extent the Executive incurs any legal fees or costs to enforce or defend his rights hereunder, and the Executive is the prevailing party as determined by the arbitrator pursuant to Section 17 below, the Company shall promptly upon demand pay or reimburse Executive for such legal fees (including disbursements) and other costs incurred in connection thereto and, to the extent taxable to the Executive, shall provide the Executive with a full tax gross up for any such imputed income.
          15.   Code Section 409A.
               (a)   If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Code Section 409A or any regulations or Treasury guidance promulgated thereunder, the Company shall, after con-

sulting with the Executive, reform such provision to comply with Code Section 409A; provided that the Company agrees to maintain, to the maximum extent practicable, the original intent and economic benefit to the Executive of the applicable provision without violating the provisions of Code Section 409A. The Company shall indemnify and hold the Executive harmless, on an after-tax basis, for any additional tax, as well as interest and penalties that may be imposed on the Executive by Code Section 409A.
               (b)   Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed on the Date of Termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is required to be delayed in compliance with Section 409A(a)(2)(B) such payment or benefit shall not be made or provided (subject to the last sentence hereof) prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of his “separation from service” (as such term is defined in Treasury Regulations issued under Code Section 409A) or (ii) the date of his death (the “Deferral Period”). Upon the expiration of the Deferral Period, all payments and benefits deferred pursuant to this Section 15 (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to the Executive that would not be required to be delayed if the premiums therefore were paid by the Executive, the Executive shall pay the full cost of premiums for such welfare benefits during the Deferral Period and the Company shall pay the Executive an amount equal to the amount of such premiums paid by the Executive during the Deferral Period promptly after its conclusion.
          16.   Pre-Effective Date Termination. If prior to the Effective Date, the Executive is terminated without Cause or terminates for Good Reason and the Effective Date occurs, the Executive shall be treated as if he were terminated without Cause or for Good Reason hereunder immediately following the Effective Date and the provisions of this Agreement shall apply.
          17.   Arbitration. Any dispute or controversy arising under or in connection with this Agreement or the Executive’s employment with the Company, other than injunctive relief under Section 12 hereof, shall be settled exclusively by arbitration, conducted before a single arbitrator in Des Moines, Iowa (applying Iowa law) in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. The decision of the arbitrator will be final and binding upon the parties hereto. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The parties acknowledge and agree that in connection with any such arbitration and regardless of outcome the Company shall pay all costs and expenses of the arbitration; provided that each party shall pay its own legal fees subject to Section 14 above.
          18.   Successors.
               (a)   This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.
               (b)   This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns; provided that that Company may only assign this Agreement to a successor within the meaning of Section 18(c) below.
               (c)   The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Com-

pany would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise, provided however that the meaning of the term “Company” under the provisions of Section 10 shall not extend to such successor other than the Surviving Corporation, as defined in the Merger Agreement.
          19.   Miscellaneous.
               (a)   This Agreement shall be governed by and construed in accordance with the laws of the State of Iowa, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. Various provisions of this Agreement are intended to survive the expiration or termination of the Term of Employment and this Agreement, including, without limitation, the provisions of Sections 4(d), 4(k), 6, 9, 10, 12, 13, 14, 15 and 17.
               (b)   All notices and other communications hereunder shall be in writing and shall be given by hand delivery to each party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
                  If to the Executive:
                  At the address (or to the facsimile number) last shown on the records of the Company.
If to the Company:
AmerUs Group Co.
99 Walnut St.
Des Moines, IA 50309
Facsimile: (515) 557-2625
Attention: General Counsel
with a copy to Parent:
Aviva plc
St Helen’s
1 Undershaft
London
EC3P 3DQ
United Kingdom
Facsimile: +44 20 7662 7700
Attention: Company Secretary
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
               (c)   The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
               (d)   The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

               (e)   Agreement. The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 5(c)(ii) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

     IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board, the Company and Parent have caused these presents to be executed in their names on their behalf, all as of the day and year first above written.

AmerUs Group Co.

By:	/s/ Thomas C. Godlasky

Name: Thomas C. Godlasky
Title: President and Chief Executive Officer

Executive

By:	/s/ Gregory D. Boal

Name: Gregory D. Boal
Title: Executive Vice President and
Chief Executive Officer

EXHIBIT A
Form of Release
AGREEMENT AND GENERAL RELEASE
     AmerUs Group Co. (the “Company”), its affiliates, divisions, successors and assigns, and the current, future and former employees, officers, directors, trustees, representatives and agents thereof, in such capacities (collectively referred to throughout this Agreement as the “Business Parties”) and [Executive’s name] (the “Executive”), his heirs, executors, administrators, successors and assigns (collectively referred to throughout this Agreement as the “Releasing Party”) have entered into this agreement and general release agreement (the “Agreement and General Release) and agree as follows:
     1. Last Day of Employment. Executive’s last day of employment with the Company is [date]. Effective as of [date], Executive will not be eligible for any benefits or compensation after [date], other than as specifically provided in Section 4(d) and Section 6 of the employment agreement between the Company and Executive dated as of [date] (the “Employment Agreement”), his right to indemnification and directors and officers liability insurance under Section 4(k) of the Employment Agreement, his right to outplacement benefits under Section 4(l) of the Employment Agreement, and, to the extent applicable, payments under Sections 13, 14 and 15 of the Employment Agreement. Executive further acknowledges and agrees that, after [date], he will not represent himself as being a director, employee, officer, trustee, agent or representative of the Company for any purpose. In addition, effective as of [date], Executive resigns from all offices, directorships, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, the Company or any benefit plans of the Company. These resignations will become irrevocable as set forth in Section 3 below.
     2. Consideration. The parties acknowledge that this Agreement and General Release is being executed in accordance with Section 6(e) of the Employment Agreement.
     3. Revocation. Executive may revoke this Agreement and General Release for a period of seven (7) calendar days following the day he executes this Agreement and General Release. Any revocation within this period must be submitted, in writing, to the Company and state, “I hereby revoke my acceptance of our Agreement and General Release.” The revocation must be personally delivered to the Company’s Senior Vice President and General Counsel, or his/her designee, or mailed to the Company, [company’s address] and postmarked within seven (7) calendar days of execution of this Agreement and General Release. This Agreement and General Release shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in the State of Iowa, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.
     4. General Release of Claims. The Releasing Party knowingly and voluntarily releases and forever discharges the Business Parties from any and all claims, causes of action, demands, fees and liabilities of any kind whatsoever, whether known and unknown, against the Business Parties, the Releasing Party has, has ever had or may have as of the date of execution of this Agreement and General Release, including, without limitation, any alleged violation of:
•	the National Labor Relations Act, as amended;

•	the Civil Rights Act of 1866, as amended, Title VII of the Civil Rights Act of 1964, as amended, and the Civil Rights Act of 1991, as amended;

•	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

•	the Employee Retirement Income Security Act of 1974, as amended;

•	the Immigration Reform and Control Act, as amended;

•	the American with Disabilities Act of 1990, as amended;

•	the Age Discrimination in Employment At of 1967, as amended;

•	the Older Workers Benefit Protection Act of 1990;

•	the Worker Adjustment and Retraining Notification Act, as amended;

•	the Occupational Safety and Health Act, as amended;

•	the Family and Medical Leave Act of 1993;

•	the Iowa Civil Rights Act of 1965 (Iowa Code Chapter 216), as amended;

•	the Iowa Wage Payment Collection Law (Iowa Code Chapter 91A), as amended;

•	the laws of the State of Iowa concerning wages, employment and discharge or any other law, rule, regulation or ordinance pertaining to employment, terms and conditions of employment, or termination of employment;

•	any other federal, state or local civil or human rights laws or any other local, state or federal law, regulation or ordinance;

•	any public policy, contract, tort, or common law; or

•	any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters.
No reference to the aforementioned causes of action or claims is intended to limit the scope of this Agreement and General Release. Notwithstanding the above, the sole matters to which the Agreement and General Release do not apply are: (i) the Executive’s rights of indemnification and directors and officers liability insurance coverage pursuant to Section 4(k) of the Employment Agreement or otherwise; (ii) the Executive’s rights under any tax-qualified pension plan or claims for accrued vested benefits under any other employee benefit plan, policy or arrangement maintained by the Company or under COBRA; (iii) the Executive’s rights under the provisions of the Employment Agreement which are intended to survive termination of employment; or (iv) the Executive’s rights as a stockholder.
     5. No Future Grievances. The Releasing Party waives his right to file any charges, complaints, grievances, lawsuits or related documents against the Business Parties arising out of the Executive’s employment with or separation from the Company before any federal, state or local court or any state or local administrative agency, except where such waivers are prohibited by law. This Agreement and General Release, however, does not prevent Executive from filing a charge with the Equal Employment Opportunity Commission, any other federal government agency, and/or any government agency concerning claims of discrimination, although Executive waives his right to recover any damages or other relief in any claim or suit brought by or through the Equal Employment Opportunity Commission or any other state or local agency on behalf of Executive under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964 as amended, the Americans with Disabilities Act, or any other federal or state discrimination law, except where such waivers are prohibited by law.

     6. Affirmations. Executive affirms he has not filed, has not caused to be filed, and is not presently a party to, any claim, complaint, or action against the Business Parties in any forum or form. Executive also affirms he has no known workplace injuries.
     7. Return of Property. Executive represents that he has returned to the Company all property belonging to the Company, including but not limited to any leased vehicle, laptop, cell phone, keys, access cards, phone cards and credit cards.
     8. Governing Law and Interpretation. This Agreement and General Release shall be governed by and construed in accordance with the laws of the State of Iowa, without reference to principles of conflict of laws. In the event Executive or the Company breaches any provision of this Agreement and General Release, Executive and the Company affirm either may institute an action to specifically enforce any term or terms of this Agreement and General Release.
     9. Severability. Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and should the provision be incapable of being modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect. Nothing herein, however, shall operate to void or nullify any general release language contained in the Agreement and General Release.
     10. Nonadmission of Wrongdoing. Executive agrees neither this Agreement and General Release nor the furnishing of the consideration for this Release shall be deemed or construed at any time for any purpose as an admission by the Company of any liability or unlawful conduct of any kind.
     11. Amendment. This Agreement and General Release may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement and General Release.
     12. Entire Agreement. This Agreement and General Release sets forth the entire agreement between the parties hereto and fully supersedes any prior agreements or understandings between the parties; provided, however, that notwithstanding anything in this Agreement and General Release, the provisions in the Employment Agreement which are intended to survive termination of the Employment Agreement shall survive and continue in full force and effect. Executive acknowledges he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to accept this Agreement and General Release.
     EXECUTIVE HAS BEEN ADVISED THAT HE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO REVIEW THIS AGREEMENT AND GENERAL RELEASE AND HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT AND GENERAL RELEASE.
     EXECUTIVE AGREES ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.
     HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THE SUMS AND BENEFITS SET FORTH IN THE EMPLOYMENT AGREEMENT, EXECUTIVE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS HE HAS OR MIGHT HAVE AGAINST THE BUSINESS PARTIES.

     IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement and General Release as of the date set forth below:

Company

By:

[Name]	Name:

Title:

Date:	Date: